Exhibit 99

T. ROWE PRICE GROUP EXPECTS INCREASE IN FIRST QUARTER EARNINGS

Election of Dwight Taylor as Additional Independent Director Expected at Annual Meeting

BALTIMORE (April 8, 2004) – George A. Roche, chairman and president of T. Rowe Price Group, Inc. (Nasdaq: TROW) will tell stockholders at the Company’s annual meeting today that he expects the firm’s first quarter fully diluted earnings per share to increase by about 80% versus the diluted earnings per share of $.31 earned in the first quarter of 2003, and that revenues are expected to increase by approximately 40% compared to net revenues of $219 million in last year’s first quarter. The annual meeting is scheduled for 10:00 a.m. at the Renaissance Harborplace Hotel in Baltimore.

“We entered the year with assets under management at record levels, our investment results remain quite good, and the cash flows to our mutual funds and other managed investment portfolios are very strong,” said Mr. Roche, adding that “it is also important to note that the first quarter of 2003 was a relatively weak one.”

The company expects to release its first quarter 2004 earnings on April 27, 2004. Following are excerpts from Mr. Roche’s prepared annual meeting remarks:

Outlook for T. Rowe Price
“We believe the firm is well positioned in the current environment. We are continuing to invest in all aspects of our business – in investment management, in our international expansion, in our world-class service programs, in enhanced investor and client communications, and in technology. While the movements of the financial markets will heavily influence our results in the short term, how we perform for our clients will determine our long-term success.

“Our financial position remains on solid ground and the company is now debt-free. Our strong cash flow also allowed us to repurchase 787,000 shares of T. Rowe Price common stock at a cost of $20 million during the first quarter of 2003. In December, the Directors increased the quarterly dividend on our common stock, maintaining a record of consecutive annual increases since the company became publicly owned in 1986.”

Industry Issues
“The positive economic and market backdrop was tarnished by shocking news about after-hours and other trading abuses in our industry. I would like to state emphatically to our stockholders that T. Rowe Price unequivocally condemns the abuses that have involved some firms in our industry. T. Rowe Price has not entered into any agreements that authorize market timing by any party and we oppose inappropriate trading.”

Market Outlook
“The economy continued on a growth path in the first quarter, assisted by the strong financial markets and the improvement in foreign economies. The labor market is also improving, but continued gains are essential for growth in the second half. Inflation has been held in check so far by robust productivity gains that restrain labor costs. Rising raw materials costs are an early indicator that inflation should remain a concern, given the high levels of monetary and fiscal stimulus, the large trade deficit, the increased military expenditures, and the weakening dollar.

“Interest rates are likely to start trending higher, particularly as signs of gathering strength in the labor market are beginning to emerge. Rising interest rates usually put downward pressure on bond prices, and we expect bond returns this year to be more a result of their coupon yields than the combination of yields plus appreciation we experienced in 2003.

“Unless there is a large external shock caused by international developments, monetary movements, or other factors, we believe the outlook for the financial markets and for our company is very good.”

Election of Directors
In other business, the Company’s stockholders are expected to elect the 11 nominees to the Board of Directors. Upon election, Dwight S. Taylor would join 10 incumbent directors and become the Board’s sixth independent director. Mr. Taylor has been the president of Corporate Development Services, LLC, a commercial real estate developer which is a subsidiary of Corporate Office Properties Trust, since September 1999. Prior to that date, he served as senior vice president. Mr. Taylor is also a director of MICROS Systems, Inc., a provider of information technology for the hospitality and retail industry.

A graduate of Lincoln University, he has been active with a number of local and regional organizations including the Maryland Chapter of the National Association of Industrial and Office Properties (NAIOP) where he currently serves as board member and is a past President. He also is a member of the national Executive Committee of NAIOP. In addition, Mr. Taylor has been active with numerous civic and charitable organizations, is a founding member of Associated Black Charities of Maryland, and currently serves on the Trustee Boards of the Baltimore Polytechnic Institute Foundation, Capitol College, and Lincoln University.

Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization with $190 billion in assets under management as of December 31, 2003. T. Rowe Price provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated growth in revenues, net income, and earnings per share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, and expectations regarding financial and other market conditions. For a discussion concerning risks and other factors that could affect future results, see “Forward-Looking Information” in Item 7 of the company’s Form 10-K Annual Report for 2003.

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